Exhibit 10.11

OPTION AGREEMENT

THIS OPTION AGREEMENT (the “Agreement”) is made this 8th day of August, 2006, by and between Highwater Ethanol, LLC a Minnesota limited liability company (the “Buyer”) and David Geis and                            Gies, husband and wife, and Steven Geis and Kathleen Gies, husband and wife (the “Seller”).

WITNESSETH:

WHEREAS, Seller is the owner of certain real property legally described on Exhibit “A” attached hereto (which real property, together with all easements and other rights appurtenant thereto, shall be defined herein as the “Property”);

WHEREAS, Buyer desires to acquire an option to purchase the Premises (as defined in paragraph 1 hereof) from Seller in accordance with the terms and conditions of this Agreement (the “Option”); and

WHEREAS, the parties hereto desire to set forth their agreement concerning the terms and conditions of such Option.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises of the parties hereto and the mutual benefits to be gained by the performance hereof, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                                      Grant and Exercise of Option.  Buyer shall have the option to purchase: i) Seller’s right, title and interest in and to at least a six (6) acre and up to a twelve (12) acre portion of the Property, consisting of one or more contiguous six (6) acre parcels to be more accurately located and described following Buyer’s completion of well digging and water exploration on the property; and ii) a permanent easement over such other portions of the Property as may be necessary to accommodate the construction and maintenance of a pipeline to transport water produced on the Premises to an ethanol production facility proposed by Buyer at or near Lamberton, Minnesota, and in and to any easements, hereditaments and other rights appurtenant thereto in accordance with the terms and conditions of this Agreement (the “Premises”).  The parties acknowledge that the Premises shall be contiguous with the township right-of-way touching the property.  The first six (6) tract shall begin at the Southeast corner of the property and then 300 feet North and then a sufficient number of feet West to make six (6) acres.  If an additional six (6) acres is purchased it shall be correspondingly 300 feet in width, located along the township road, and contiguous with the prior or first six (6) acres purchased.  The measurement shall begin the middle of the road to determine the six (6) acres for each tract.  The Premises shall include any wells completed by Buyer under a contemporaneous License Agreement between the parties hereto.  This option shall continue in full force and effect for a period commencing upon the date hereof and continuing until earlier of the date of Buyer’s delivery to Seller of the “Option Notice” (as defined in Paragraph 8 hereof), or December 31, 2008, whichever occurs first.

2.                                      Purchase Price.  The purchase price for the Premises (the “Purchase Price”) shall be Seven Thousand and No/100 Dollars ($7,000.00) per purchased acre.  Said acreage shall be described and depicted by a boundary survey to be completed at the expense of the Buyer.  Said Purchase Price, subject to adjustments and prorations as provided herein, shall be paid as follows:

(a)                                  A non-refundable deposit of One Thousand and No/100 Dollars ($1,000.00) (the “Option Fee”) shall be paid to Seller upon execution of this Agreement and disbursed in accordance with the terms hereof.  Except as otherwise designated herein, the principal amount of the Option Fee shall be credited against the Purchase Price payable at “Closing” (as the term is defined in Paragraph 3 hereof);

(b)                                 The balance of the Purchase Price, subject to prorations and adjustments as provided herein, shall be payable by Buyer to Seller in cash or immediately available funds at Closing.

3.                                      Closing Date.  The closing (the “Closing”) of this purchase and sale shall take place at a mutually agreeable location, on the business day designated by Buyer in the Option Notice (as defined in Paragraph 8 hereof), which day of Closing shall be defined herein as the “Date of Closing”.

4.                                      Deliveries by Seller at Closing.  If Buyer shall have exercised its option in a timely manner and shall have performed all of its obligations hereunder to the Date of Closing, then Seller shall, on the Date of Closing, execute, where necessary, and deliver to Buyer the following:

(a)                                  A general warranty deed in recordable form executed by Seller and conveying marketable fee titled to the Premises to Buyer, free and clear of all liabilities, liens, encroachments, encumbrances, easements, obligations, charges and options of any kind whatsoever, except those disclosed by the abstract or Commitment to be delivered pursuant to Paragraph 6 hereof;

(b)                                 An easement, if requested by Buyer, in recordable form executed by Seller and conveying a right of way over and across the Property, in a width to be negotiated by the parties hereto, for the purpose of constructing, maintaining and operating thereon a water pipeline as further described in Paragraph 1 hereof;

(c)                                  An affidavit indicating that on the Date of Closing there are no outstanding, unsatisfied judgments, tax liens or bankruptcies against or involving the Seller, that there has been no skill, labor, or material furnished to the Premises by Seller for which mechanics’ liens could be filed, and that there are no other unrecorded interests in the Premises of any kind, including, but not limited to, any leasehold interest in the Premises;

(d)                                 A Well Certificate in the form required by Minn. Stat. § 103I.235, or a designation on the deed that otherwise satisfies said statutory requirements; and

(e)                                  Such additional documents that are reasonable in form as shall reasonably be necessary to carry out the intent of this Agreement.

5.                                      Deliveries by Buyer at Closing.  If Seller shall have performed all of its obligations hereunder to the Date of Closing, the Buyer shall, on the Date of Closing, execute, where necessary, and deliver the following:

(a)                                  The Purchase Price;

(b)                                 The reasonable value of any crops growing on the Premises if Closing occurs following planting but prior to harvest; and

(c)                                  Such additional documents as shall reasonably be necessary to carry out the intent of this Agreement.

At closing, Seller shall pay the state deed tax payable upon recording the above warranty deed and easement and Buyer shall pay the recording fees for the filing of said warranty deed and easement.  Each party shall be responsible for the payment of any attorneys’ fees that it may incur in this transaction.  Any closer’s fee incurred in the closing of this sale transaction shall be paid by Buyer.

6.                                      Title Examination.  Within forty-five (45) days after the date of the delivery by Buyer of an Option Notice, Seller, as its sole cost and expense, shall deliver to buyer, for Buyer’s examination, an updated abstract of title for the Premises.  In the alternative, in lieu of providing the Abstract of Title, the Seller may provide a commitment (the “Commitment”) for the issuance of an ALTA owner’s policy of the insurance, with extended coverage issued by Title Company, in the amount of the Purchase Price, committing to insure that Buyer will have good and marketable title to the Premises and its appurtenances on the Date of Closing free and clear of any liens and exceptions to title and including relevant tax lien, special assessment, judgment and bankruptcy searches.

In the event Buyer does not timely receive the updated abstract or Commitment within the time specified, Buyer may obtain such document, at Seller’s cost and expense.  Title to the Premises and its appurtenances shall be subject to Buyer’s approval and all objections to the status of title shall be delivered to Seller in writing within ten (10) business days after receipt of the abstract or Commitment.  Seller shall correct all such objections within sixty (60) days of Seller’s receipt thereof, it being understood that marketable fee title and not insurable title to the Premises an is appurtenances is to be conveyed by Seller to Buyer; provided, in the event such objection cannot be corrected within said sixty (60) day period, such period shall be extended to the ext3nt reasonably necessary to complete such correction so long as Seller commences an effective cure thereof within said sixty (60) day period and prosecutes such cure diligently to completion.  If title to the Premises and its appurtenances is not marketable and is not made so by Seller within sixty (60) days of the delivery of said objections, or such longer period as may be available to Seller hereunder, Buyer shall have the option, in addition to other remedies available at law or in equity, to:

(a)                                  Declare this Agreement null and void; or

(b)                                 Waive any defect in title and, in such event, proceed to close the transaction contemplated by this Agreement; provided, Buyer shall have the option, at Closing, to pay directly any liens, mortgages, charges or similar encumbrances against the Premises that are liquidated in amount, and Buyer may deduct the amount so paid from the Purchase Price.

7.                                      Prorations.  Real estate taxes, if any, that are levied or assessed against the Premises and that are currently payable in the year in which Closing occurs shall be prorated as of the Date of Closing.  Seller shall pay the entirety of all special assessments and deferred taxes, if any, that are levied against the Premises as of the Date of Closing.

8.                                      Option Notice.  Seller acknowledges that Buyer and other third-parties are seeking, or will seek, at their sole expense, various approvals from governmental or private authorities having jurisdiction over the Premises necessary to develop the Premises and nearby properties as desired by Buyer and such third-parties (collectively, the “Required Approvals”).  Upon Buyer or such third-parties’ receipt of all Required Approvals, Buyer may provide Seller written notice to that effect (the “Option Notice”).  The Option Notice shall designate the Date of Closing; provided, however, the Date of Closing shall occur within sixty (60) days of the date the Option Notice is delivered to Seller. Upon the delivery of the Option Notice, Buyer shall be obligated to close upon its purchase of the Premises in accordance with the terms hereof.  Seller acknowledges that Buyer has made no representation or warranty that an Option Notice will be delivered by Seller hereunder.  Notwithstanding any contrary provision herein, the event that, for whatever reason, Buyer fails to deliver the Option Notice to Seller on or before December 31, 2008, this Agreement shall be deemed expired and all of Buyer’s rights hereunder shall be deemed waived and of no further force and effect.  In the event of any expiration or earlier termination of this Agreement, either party shall, upon the request of the other, execute and deliver an instrument that is reasonable in form and that memorializes the occurrence and effect of such expiration or termination.

9.                                      Assignment.  Seller acknowledges that Buyer may not be the party that will be developing this Premises, and that Buyer may assign its rights under this contract to a third party.  The parties acknowledge and agree that Buyer shall have the right to sell, assign and transfer this Option, and all rights, title and interests created herein, without Seller’s prior approval.  Buyer shall provide copies of any and all documentation to Seller contemporaneous with any such assignment.

10.                               Seller’s Option to Rent Back Tillable Acres.  If Buyer rents out any tillable acres that is purchases hereby, Seller shall have the first right to rent such at $50 per tillable acre.

11.                               Miscellaneous.

(a)                                  Notices.  Any notice required herein shall be deemed effective if it is personally delivered, delivered prepaid to a nationally-recognized overnight air courier for overnight delivery, to Seller or Buyer at the following addresses:

To Seller:                                              David and                   Geis

To Buyer:                                           Highwater Ethanol, LLC

c/o Kevin Stroup

300 O’Connell Street

Marshall, MN  56258

Either party may designate an additional or another address upon giving notice to the other party pursuant to this paragraph.  Notice given in any manner other than as stated herein, shall be deemed effective only upon receipt by the party to whom such notice is given.

(b)                                 Interpretation.  This Agreement constitutes the entire understanding between the parties.  It may be amended or modified only in a writing signed by Seller and Buyer.  This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

(c)                                  Waivers.  Neither the extension of time nor payment of any sum of money to be paid hereunder nor any waiver by Seller of its right to declare this Agreement forfeited by reasons of any breach hereof, shall in any manner affect the right of Seller to terminate this Agreement because of a subsequent default.  No extension of time or waiver shall be effective unless given in writing signed by Seller.

(d)                                 Additional Documents.  After the Closing, each of the parties, without further consideration, agrees to execute such additional documents as may reasonably be necessary to carry out the purposes and intent of this Agreement and to fulfill the obligations of the respective parties hereunder.  Upon the expiration or earlier termination of this Agreement and upon Sellers written request therefore, Buyer shall execute and deliver to Seller a quit claim deed to the Premises or other instrument that is reasonable in form and that memorializes the occurrence and effect of any such expiration or termination.

(e)                                  Commissions.  Seller hereby warrants to Buyer and Buyer hereby warrants to Seller that no broker, agent or finder has been retained by either party and that no broker’s commissions, finder’s fees or like charges have been incurred in connection with this transaction.

(f)                                    Headings.  The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

(g)                                 Parties.  This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(h)                                 Survival.  The covenants contained herein shall survive Closing of this transaction.

(i)                                     Use of Premises.  To the extent permitted by applicable law, and without waiving the provisions of Minn. Stat. Chapter 466, Buyer hereby agrees to indemnify and hold Seller and the Premises harmless from and against any and all liens, losses, claims, causes of action, liabilities and costs of defense incurred by Seller arising out of the actions of Buyer, its agents, employees, contractors o invitees upon the Premises prior to closing, except to the extent caused by the negligence or willful misconduct of Seller or its agents, employees or contractors.

(j)                                     Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

12.                               REPAIR TILE.  Buyer shall repair any tile damage by its exercise of this option (or the corresponding License Agreement) and/or use of this property.

13.                               USE OF FIELD ROAD.  Seller shall have the right to use the field road for access to their remaining property.  Seller shall also be granted a permanent easement for ingress and egress across any property sold hereby as access to Seller’s remaining property, subject to the limitation that such use shall not affect any wells or the use thereof as placed on said property by Buyer.

THIS OPTION AGREEMENT has been executed and delivered as of the date first above written.

SELLER:		BUYERS:
Highwater Ethanol, LLC

By:	/s/ David Geis	By:	/s/ Brian Kletscher
David Geis
			Its:	President

By:		By:	/s/ Warren Pankonin
Geis
			Its:	Director

By:	/s/ Steven Geis
Steven Geis

By:	/s/ Kathleen Geis
Geis

EXHIBIT “A”

Legal Description of Premises

The Southwest Quarter (SW1/4) of Section 29, Township 109 North, Range 37 West, Redwood County, Minnesota.